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Ludvik Capital to acquire resort property
Completes acquisition of software company

WILMINGTON, De, July 9, 2007   -- Ludvik Capital, Inc. ("Ludvik") (LDVK.PK) today announced that it had entered into a purchase and sale agreement to acquire property located in on Santa Rosa Island in Destin, Florida. The property is to be developed as a hotel and resort property and is expected to close in the first quarter for 2008. The property will provide for hotel rooms and timeshare properties with an enterprise value in excess of $300 million dollars.

The agreement provides for Ludvik to enter into a joint venture agreement with H and K Development LLC, of Destin, Florida, to develop the property. The management team has more than 30 years experience in the development of resort properties and will invest $10 million dollars into the partnership. The company also intends to identify other properties in the southeast of the United States for acquisition and development.

The acquisition will add to the existing Ludvik portfolio of resort property investments the company has made in Island Residences Club, Inc (www.islandresidencesclub.com) and in Solstice International, Inc (www.solsticeresorts.com).

Frank Kristan, President of Ludvik Capital, Inc stated that: “ We are excited about the acquisition and development of the Santa Rosa property and its addition to our investment portfolio of hotel, resort and timeshare properties.”

The company also announced that effective June 29, 2007 it had completed the merger and acquisition of CyberSentry, Inc, a digital rights management software company that it intends to add to a portfolio of future software investments.

Ludvik Capital, Inc makes investments in public and private companies. It provides long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies in a variety of industries. (www.ludvikcapital.com). The investments and development of the properties are subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the actions of federal, state, or local governments and agencies. Ludvik Capital, Inc may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond Ludvik Capital, Inc’s control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

CONTACT:

Ludvik Capital, Inc.
Frank Kristan, President
Phone: (206) 984-3470

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